EXHIBIT 10.3

Northern Alberta Oil Ltd.

Suite 700, 10150 – 100 Street NW, Edmonton, Alberta, T5J 0P6
Reception: 780-409-8144   Fax: 780-409-8146

June 16, 2014

TO:         Mr. Malik Youyou
[ADDRESS]
[CITY, STATE/PROVINCE, ZIP/POSTAL CODE]
[COUNTRY]

Dear Sir:

RE:        Acquisition of Royalty Interest

This letter sets out the agreement ("Agreement") reached between Malik Youyou as vendor ("Youyou"), and Northern Alberta Oil Ltd. ("NAOL") as purchaser regarding the transfer and sale by Youyou of all of his interest in the Royalty Agreement and Royalty (both as hereinafter defined) upon the terms and conditions set forth herein.

Definitions

In this Agreement the following terms have the following meanings:

"Youyou Assets" means a 2.5% royalty interest out of the 6.5% royalty interest described in the Royalty Agreement;

"Royalty" means all right, title and interest granted to the grantee pursuant to the Royalty Agreement;

"Royalty Agreement" means that royalty agreement purportedly made between Mikwec Energy Canada Ltd., as grantor, and Nearshore Petroleum Corporation, as grantee, dated December, 12, 2003; and

"Trust Agreement" means the Recognition of Trust made by Nearshore Petroleum Corporation in favour of 1004731 Alberta Ltd., Gordon Taylor and Muzz Investments Inc. dated December, 12, 2003.

Acquisition

1.
Youyou hereby agrees to sell, assign and transfer to NAOL his entire right, title and interest in the Youyou Assets on the terms and subject to the conditions set out in this Agreement (the "Sale Transaction"), effective as of June 16, 2014 (the “Effective Date”). All benefits and liabilities shall be adjusted between Youyou and NAOL as of the Effective Date.

Consideration

2.
In consideration for the sale and transfer to NAOL of the Youyou Assets, NAOL will, on Closing, pay Youyou’s cost of One Million Seven Thousand Dollars US ($1,007,000 Dollars US) to Youyou.  Payment to Youyou will take place the next business day after NAOL exercises its option.  It is understood that NAOL will have to withhold 50% of the purchase price until it receives permission from the Canadian Revenue Agency (“CRA”) to pay the remainder of the payment which was withheld.  If NAOL does not receive the aforementioned CRA permission before, June 6 2014, then it has to submit the withheld portion to the CRA; but will assist Youyou in reclaiming any withholding back from the CRA that he is eligible for.

Closing and Definitive Agreements

3.
Closing of the transactions contemplated herein (the "Closing") will be after NAOL exercises its option to purchase Andora’s 3% gross overriding royalty under this contract or on such other date as the parties may agree (the "Closing Date"), to be held at the City of Edmonton, Canada, or at such other place and time as the parties may agree.

Mutual Closing Conditions

4.	This Agreement and the Closing hereof is subject to the parties executing and delivering a mutually acceptable conveyance document.

Youyou Closing Conditions

5.	The obligations of Youyou to close the Sale Transaction are subject to:

(a)	receipt of the consideration; and

(b)
compliance with Canadian Tax regulations regarding the sale of Canadian Taxable Property including, but not limited to, applying for a Canadian Tax Clearance certificate and providing the same to NAOL or, alternatively, allowing NAOL to withhold the appropriate amount from the sales proceeds and submit it to the Canadian Tax authorities; and

(c)	performance by NAOL of its obligations under this Agreement.

NAOL Closing Conditions

6.	The obligations of NAOL to close the Sale Transaction are subject to:

(a)	performance by Youyou of his obligations under this Agreement; and

(b)	the representations and warranties contained in Section 7 hereof shall be true and correct at the date of Closing.

Representations of Youyou

7.	Youyou represent and warrant to NAOL that Youyou has not encumbered or disposed of any interest in the Youyou Assets.

Covenants

8.1	Youyou hereby covenants to NAOL that:

(a)
Youyou shall not, without the prior written consent of NAOL, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Youyou herein;

(b)	Youyou will not transfer any of its interest in the Royalty Agreement, the Trust Agreement or the Royalty to any other party except in accordance with the terms of this Agreement.

8.2
By this Agreement NAOL fully and finally releases all claims which NAOL may have against Youyou in any way pertaining to the Youyou Assets, subject only to Section 7 hereof.  NAOL shall indemnify and hold harmless Youyou from and against all costs, liabilities and expenses of any nature relating to the Youyou Assets accruing after the Effective Date.

Binding Agreement

9.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute a valid and legally binding agreement.

Confidentiality

10.	Neither NAOL nor Youyou will release nor publish terms and conditions of this Agreement except as required by regulations or law.

General

11.
All Youyou's legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of Youyou, whether or not the transactions contemplated hereby are completed. NAOL will pay its own legal costs arising from of this Agreement and any definitive agreements prepared by NAOL's legal counsel.

12.	This Agreement shall be governed and interpreted in accordance with the laws of the Province of Alberta.

13.
This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

14.	Neither party may assign their interest in this Agreement without the consent of the other party, not to be unreasonably withheld.

15.	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

16.	All representations and warranties set out in this Agreement shall expire one year after the Closing Date.

17.
This Agreement, together with the conveyance document to be executed at Closing represents and will represent the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

NORTHERN ALBERTA OIL LTD.	MR. MALIK YOUYOU

Per:

/s/ Malik Youyou	/s/ Curtis Sparrow
Name: Curtis J. Sparrow	Name: Malik Youyou
Title: President	Title: